Exhibit 2.1

ASSET PURCHASE AGREEMENT

Among

NABORS US FINANCE LLC

NABORS WELL SERVICES CO. (INCLUSIVE OF ITS SEA MAR DIVISION)

SEA MAR MANAGEMENT LLC

And

HORNBECK OFFSHORE SERVICES, INC.

Dated as of July 20, 2007

i

5.6	No Default or Breach	13
5.7	Time Charters	13
5.8	Litigation	14
5.9	Environmental Matters	14
5.10	Brokers	14
5.11	Disclosures	14

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BAREBOAT CHARTERER	14
6.1	Due Organization and Authority	15
6.2	Authorization; No Contravention	15
6.3	Governmental Authorization; Third Party Consents	15
6.4	Compliance with Laws, Etc	15
6.5	Binding Effect	16
6.6	No Default or Breach	16
6.7	Management Contract	16
6.8	Litigation	16
6.9	Environmental Matters	16
6.10	Brokers	17
6.11	Citizenship	17
6.12	Disclosures	17

ARTICLE VII	REPRESENTATIONS AND WARRANTIES AS TO PURCHASER	17
7.1	Due Organization and Authority	17
7.2	Authorization; No Contravention	17
7.3	Governmental Authorization; Third Party Consents	18
7.4	Compliance with Laws, Etc	18
7.5	Binding Effect	18
7.6	No Default or Breach	18
7.7	Litigation	18
7.8	Section 2 Citizen	18
7.9	Funds	18
7.10	Brokers	19

ARTICLE VIII	AFFIRMATIVE COVENANTS	19
8.1	Conduct of Business of Seller, Sea Mar Division Charterer and Bareboat Charterer prior to Closing	19
8.2	Access and Information	20
8.3	Commercially Reasonable Efforts	20
8.4	Confidentiality; Public Announcements	21
8.5	Notification of Certain Matters by Seller	21

8.6	Expenses	22
8.7	Notification of Certain Matters by Purchaser	22
8.8	No Solicitation	22
8.9	Employees	22
8.10	Permitted Liens	23
8.11	Confidentiality Agreements	23

ARTICLE IX	CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE	23
9.1	Representation and Warranties	23
9.2	Compliance with this Agreement	23
9.3	Authorization, Execution and Delivery of Documents	24
9.4	Consents and Approvals	25
9.5	No Material Judgment or Order	25
9.6	Title, Delivery and Documentation of Vessel	25

ARTICLE X	CONDITIONS TO THE OBLIGATION OF SELLER, SEA MAR DIVISION CHARTERER AND BAREBOAT CHARTERER TO CLOSE	25
10.1	Payment of Purchase Price	25
10.2	Representation and Warranties	26
10.3	Compliance with this Agreement	26
10.4	Authorization, Execution and Delivery of Documents	26
10.5	Consents and Approvals	26
10.6	No Material Judgment or Order	26

ARTICLE XI	TERMINATION	27
11.1	Termination of Agreement	27
11.2	Survival	27

ARTICLE XII	MISCELLANEOUS	28
12.1	Survival	28
12.2	Interpretation	28
12.3	Notices	28
12.4	Successors and Assigns; Third Party Beneficiaries	29
12.5	Amendment and Waiver	29
12.6	Counterparts	30
12.7	Headings	30
12.8	Governing Law; Consent to Jurisdiction	30
12.9	Severability	31

12.10	Rules of Construction	31
12.11	Entire Agreement	31
12.12	Further Assurances	31
12.13	Disclosure	31
12.14	Cooperation	31
12.15	Limitation of Damages	32
12.16	Risk of Loss	32

ANNEXES
I	Defined Terms
II	Allocation of Purchase Price

EXHIBITS
Exhibit A	Assignment and Assumption of Cape Coral Construction Contract
Exhibit B	Assignment and Assumption of Charters
Exhibit C	Assignment and Assumption of Management Contract
Exhibit D	Ship Management Agreement

SCHEDULES
Schedule 4.3	Governmental Authorization; Third Party Consents
Schedule 4.4	Compliance with Laws
Schedule 4.7	Vessels
Schedule 4.8(a)	Class Vessels
Schedule 4.8(b)	Load Line Vessels
Schedule 4.10	Litigation
Schedule 4.11	Environmental Matters
Schedule 5.3	Governmental Authorization; Third Party Consents
Schedule 5.4	Compliance with Laws
Schedule 5.7	Time Charters
Schedule 5.8	Litigation
Schedule 5.9	Environmental Matters
Schedule 6.3	Governmental Authorization; Third Party Consents
Schedule 6.4	Compliance with Laws
Schedule 6.8	Litigation
Schedule 5.9	Environmental Matters
Schedule 6.9	Environmental Matters

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 20, 2007 (this “Agreement”), is entered into by and among NABORS US FINANCE LLC, a limited liability company organized and existing under the laws of Delaware (“Seller”), NABORS WELL SERVICES CO. (inclusive of its Sea Mar Division), a corporation organized and existing under the laws of Delaware (“Sea Mar Division Charterer”), SEA MAR MANAGEMENT LLC, a limited liability company organized and existing under the laws of Delaware (“Bareboat Charterer”), and HORNBECK OFFSHORE SERVICES, INC., a corporation organized and existing under the laws of Delaware (“Purchaser”).

WHEREAS, Seller is the record owner of each of the Vessels (as defined herein) and such Vessels are subject to a bareboat charter dated June 7, 2002 (the “Bareboat Charter”) between Seller, as owner, and Bareboat Charterer;

WHEREAS, Bareboat Charterer has entered into a time charter of the Vessels to Sea Mar Division Charterer and Sea Mar Division Charterer, in turn, enters into Time Charters with customers involved in offshore exploration (collectively, “Customers”) pursuant to which Sea Mar Division Charterer charters the Vessels and vessels it manages to the Customers;

WHEREAS, Seller has agreed to sell to Purchaser the Vessels and certain other assets;

WHEREAS, at the Closing, subject to adjustment as provided herein, Seller will sell to Purchaser the Transferred Assets for an aggregate base purchase price of (i) US $189,000,000 in cash (the “Base Purchase Price”), plus (ii) the Vessel Fuel Inventories Additional Purchase Price, plus (iii) the Cape Coral Additional Purchase Price (collectively, the “Purchase Price”);

WHEREAS, on the Closing Date, upon satisfaction of the conditions specified in this Agreement, Purchaser will pay the Purchase Price to Seller, and Seller will deliver title to and physical possession of the Vessels to Purchaser in accordance with the terms hereof;

WHEREAS, Bareboat Charterer manages four vessels under the terms of the Management Contract, and desires to assign its rights and obligations under the Management Contract to Purchaser;

WHEREAS, an Affiliate of Seller, Nabors Drilling International Limited, a company organized and existing under the laws of Bermuda (“NDIL”), owns five vessels (the “Nabors Retained Vessels”) which NDIL desires Purchaser to manage under the terms of the Ship Management Agreement;

WHEREAS, at the Closing, Purchaser desires to purchase the Transferred Assets, assume the Time Charters and Management Contract and enter into the Ship Management Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Certain capitalized terms used in this Agreement shall have the meanings indicated in Annex I.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1 Purchase and Sale of Transferred Assets. On the Closing Date, Seller will sell, or will cause any Affiliate that owns such assets to sell, to Purchaser, and Purchaser will purchase, all of Seller’s and its Affiliates’ rights, title and interest in and to the following assets wherever located (collectively, the “Transferred Assets”):

(a) the Vessels;

(b) all equipment, machinery, tools, fixtures, computers and associated hardware and the owned DP systems and other software on the Vessels not associated with any other software system of Seller or any of its Affiliates, furniture and telecommunications equipment and other tangible and intangible assets and property that are owned by Seller and its Affiliates and used in connection with the Vessels, and all supplies, spare parts (such as spare engines, engine parts, shafts rudders and wheels) and warranties relating to any of the Vessels or such items;

(c) all inventories of fuel on the Vessels (the “Vessel Fuel Inventories”);

(d) all of Sea Mar Division Charterer’s and Bareboat Charter’s rights, title, interests in and to, and (subject to Section 3.2(d), Section 3.3(d) and Section 3.4(d)) liabilities and obligations under, the Time Charters, the Management Contract, and the Cape Coral Construction Contract, as the case may be, but expressly excluding any Excluded Liabilities;

(e) all permits, licenses, certificates, authorizations, consents, approvals, applications, registrations, exemptions, waivers, notices of intent and orders obtained from or issued by any Governmental Authority and that relate to the ownership or operation of the Vessels or any of the Transferred Assets (collectively, “Vessel Permits”); and

(f) all drawings, specifications and manuals relating to any of the Transferred Assets, purchasing records, quality control records and procedures, blueprints, service and warranty records, equipment logs, operating guides and manuals, records related to real property, personal property or ad valorem Taxes or sales or use Taxes applicable to the Transferred Assets, and all records relating to the Time Charters, the Management Contract and the Cape Coral Construction Contract; provided, however, that Seller shall retain a right of reasonable access (with advance notice and during normal business hours) to and right to copy all such materials to the extent such materials relate to any rights or liabilities retained by Seller after the Closing Date, and such access is reasonably required by Seller with respect to such rights and liabilities.

2.2 Excluded Assets. Notwithstanding any other provision hereof, the Transferred Assets do not include any of the following items (collectively, the “Excluded Assets”):

(a) all books and records of Seller relating to corporate level activities including, without limitation, those relating to filings with the Internal Revenue Service (or any state, local or foreign counterpart thereof, other than those records related to real property, personal property or ad valorem Taxes or sales or use Taxes applicable to the Transferred Assets), and those relating to accounting and tax functions (other than those records relating primarily to the Vessels), any corporate minute books, stock ledgers and other corporate books and records of Seller, all books and records primarily relating to any division, business unit or product line of Seller other than the operation of the Vessels, and all documents and analyses prepared by Seller for internal evaluation purposes in connection with this Agreement and the sale of the Vessels;

(b) all personnel records and other records that Seller is required by Requirements of Law to retain in its possession, provided however that Seller shall provide Purchaser copies of personnel records when reasonably requested by Purchaser and permitted by law;

(c) all insurance policies relating to the Transferred Assets to the extent owned by or covering Seller or Bareboat Charterer (including policies relating to property, liability, business interruption, health and workers’ compensation and lives of officers of Seller);

(d) all employee pension benefit plans, employee welfare benefit plans and other plans and benefit arrangements for the benefit of employees of Seller or Bareboat Charterer;

(e) all claims for refund of Taxes and other governmental charges of whatever nature of Seller (other than real property, personal or ad valorem Taxes or sales or use Taxes included in the Assumed Liabilities); and

(f) all rights of Seller under this Agreement and the Transaction Documents.

2.3 Assumption of Liabilities. Purchaser will assume and become liable for (a) all liabilities under the Time Charters, the Management Contract and the Vessel Permits (excluding, however, liabilities for breach of such Time Charters, Management Contract or the Vessel Permits existing or accruing prior to the Closing Date), and (b) all other liabilities, whether direct or indirect, fixed or contingent, in rem against any Vessel or otherwise, including Taxes, related to the Transferred Assets that (i) arise out of or relate to the Transferred Assets as owned or operated by Purchaser on or as of the Closing Date or (ii) except as it may relate to a breach of a representation or warranty with respect to a Vessel, arise out of events first occurring on or after the Closing Date, including all expenses for dry docking, classification or certification expenses associated with any Vessel accruing on or after the Closing Date (collectively, the “Assumed Liabilities”). All liabilities that arise out of or relate to the Excluded Assets, all liabilities (other than the Assumed Liabilities) that arise out of or relate to the Transferred Assets as owned or operated prior to the Closing Date or events first occurring prior to the Closing Date and all other liabilities (other than the Assumed Liabilities) of Seller, Sea Mar Division Charterer, Bareboat Charterer and their Affiliates, whether known or unknown, direct or indirect, fixed or contingent, in rem against any Vessel or otherwise, whether payable prior to or after the Closing Date, including, without limitation, liabilities for Taxes (subject to Section 2.6), liabilities for Employment Matters, liabilities relating to any Plans for or relating to present or former employees of Seller, Sea Mar Division Charterer, Bareboat Charterer and their Affiliates accrued or to the extent existing prior to the Closing Date, any withdrawal liability with respect to any Plan under Title IV of ERISA or any other liabilities under any Plans resulting from the sale contemplated hereunder and any liabilities relating to or arising from the matters set forth on Schedules 4.10 and 4.11 (collectively, the “Excluded Liabilities”), will continue to be solely the liabilities of Seller and its Affiliates and not of Purchaser or of any Vessel in rem.

2.4 Payment of Base Purchase Price and Additional Purchase Price.

(a) On the Closing Date, and subject to adjustment as provided in Section 2.5, Purchaser shall pay to Seller the Base Purchase Price, to be paid in immediately available funds by wire transfer to the bank account(s) designated by Seller.

(b) On the Closing Date, Purchaser shall pay to Seller as additional purchase price an amount in cash equal to the value, determined from the previous five day closing average of three distributors of marine fuel in the Gulf Coast, of the aggregate Vessel Fuel Inventories owned by Seller or its Affiliates and not having been reimbursed or subject to reimbursement by a charterer, as of the day before the Closing Date, such amount to be paid in immediately available funds by wire transfer to the bank account(s) designated by Seller (“Vessel Fuel Inventories Additional Purchase Price”).

(c) On the Closing Date, Purchaser shall pay to Seller as additional purchase price an amount in cash equal to the aggregate capitalized expenditures, other than capitalized interest, incurred through the Closing Date by Seller or its Affiliates in connection with the construction of a new Atlantic Class vessel pursuant to the Cape Coral Construction Contract, such amount to be paid in immediately available funds by wire transfer to the bank account(s) designated by Seller (“Cape Coral Additional Purchase Price”). Notwithstanding the preceding sentence, to the extent that Seller’s and its Affiliate’s capitalized expenditures are not supported by appropriate documentation provided at least two (2) days prior to Closing or cannot be determined as of the Closing Date, Purchaser shall pay such amount to Seller promptly, and in any event within ten (10) days, after Seller advises Purchaser in writing of such additional capital expenditures and provides appropriate supporting documentation.

2.5 Allocation of Purchase Price; Adjustments to Purchase Price. The Purchase Price shall be allocated among the Transferred Assets as set forth on Annex II. If, as of the Closing Date, there has occurred an actual or constructive total loss of any Vessel (each such Vessel referred to herein as an “Unavailable Vessel”), and this Agreement has not otherwise terminated, then the Purchase Price shall be reduced by the relevant purchase price of such Unavailable Vessel set forth in Annex II for such Vessel (the “Unavailable Vessel Purchase Price”). If, as of the Closing Date there has occurred a partial, but not total, loss of any Vessel, then, at Purchaser’s option, that Vessel may be treated as an Unavailable Vessel or the parties shall arrange for a joint survey by a mutually agreed surveyor to estimate the cost of repairs required to restore the Vessel to its condition prior to the occurrence of the partial loss and the Purchase Price shall be reduced by that estimated amount.

2.6 Transfer Taxes and Fees. All applicable sales Taxes, transfer Taxes, recording or transfer fees, costs or premiums for or related to, and other similar costs due and payable in connection with, the transfer of the Transferred Assets to Purchaser shall be shared equally between Purchaser and Seller (excluding any Taxes on income or gain arising from the sale of the Transferred Assets, which shall be borne by Seller).

2.7 Ad Valorem Taxes. Ad valorem Taxes relating to the Transferred Assets for any ad valorem Tax period in which the Closing Date or Delivery Date, as the case may be, falls shall be pro rated based on the number of days of ownership by the parties before and after the Closing Date or the Delivery Date, as the case may be, regardless of which party receives a tax statement from any taxing authority. The party named on the relevant ad valorem Tax notice, assessment or invoice shall pay the amount due, provide the other party copies of the relevant supporting data and request reimbursement of the other party’s portion of the ad valorem Tax paid. The parties agree to make appropriate and prompt reimbursements in respect of such ad valorem Taxes.

ARTICLE III

CLOSING ARRANGEMENTS

3.1 Closing; Closing Date. The closing of the sale of the Transferred Assets contemplated hereby (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010, at 10:00 a.m. local time, on the earliest practicable date on which all of the conditions to the Closing set forth in ARTICLE IX and ARTICLE X (other than those that can only be satisfied at Closing) have been satisfied or waived by the party entitled to waive the same, it being the intention of the parties to put themselves into position to consummate the transactions contemplated hereby immediately following the expiration or termination of the applicable waiting period under the HSR Act. In furtherance of the foregoing, the parties agree to use their commercially reasonable efforts to effect the Closing on or before August 8, 2007. The time and date upon which the Closing occurs is referred to as the “Closing Date”.

3.2 Assignment of Time Charters. At the Closing, upon the terms and subject to the conditions of this Agreement, and concurrent with and subject to the sale and purchase of each Vessel, as of the time of delivery of each such Vessel to Purchaser (the “Delivery Date”) and with respect to vessels subject to the Management Contract (if it is assigned) and the vessel subject to the Cape Coral Construction Contract (if it is assigned), as of the Closing Date:

(a) Subject to Section 2.3 above and Section 3.2(d) below, Sea Mar Division Charterer shall transfer to Purchaser by way of assignment all of its rights, title, interests in and to, and liabilities and obligations under, the Time Charter associated with such Vessel, subject to the Management Contract or vessel subject to the Cape Coral Construction Contract.

(b) Purchaser shall accept the assignment of such Time Charter and (subject to Section 2.3 above and Section 3.2(d) below) shall undertake the performance of all the obligations and liabilities of Sea Mar Division Charterer under such Time Charter from and after the Delivery Date of the related Vessel, or the Closing Date in the case of a vessel subject to the Management Contract or the vessel subject to the Cape Coral Contract.

(c) Sea Mar Division Charterer shall use its commercially reasonable efforts to deliver a consent of each relevant Customer to the assignment of each Time Charter from Sea Mar Division Charterer to Purchaser; provided, however, that if any Time Charter is not assignable by its terms or a consent to the assignment of such Time Charter cannot be obtained, then (i) Purchaser shall perform such Time Charter in accordance with its terms in the name of and on Seller’s behalf and all benefits and rights derived thereunder shall be for the account of Purchaser, (ii) the performance of this Section 3.2 and execution and delivery of the Assignment and Assumption of Charters (in each case, with respect to such Time Charter only) shall cease to be a condition to any party’s obligations under this Agreement, (iii) such Time Charter shall constitute an Excluded Asset, and (iv) the liabilities and obligations of Sea Mar Division Charterer under such Time Charter shall constitute Excluded Liabilities. Seller shall, at the request and expense of Purchaser, enforce in a reasonable manner as directed by Purchaser, any and all rights of Seller under any Time Charters that could not be assigned to Purchaser.

(d) Sea Mar Division Charterer shall remain responsible for the performance of all the obligations and liabilities of Sea Mar Division Charterer under each Time Charter, and for any Claims whatsoever arising out of or connected with such Time Charter, for which Sea Mar Division Charterer has liability under such Time Charter in respect of the period up to (but excluding and not subsequent to) the applicable Delivery Date. Purchaser shall be responsible for the performance of all obligations and liabilities under such Time Charter, and for any Claims connected with such Time Charter arising out of events and circumstances first occurring, on or after the applicable Delivery Date. In the event that Sea Mar Division Charterer is deemed to be in breach of a Time Charter for assigning or attempting to assign it without the consent of the relevant Customer, then any liability arising from such breach shall be an Excluded Liability.

3.3 Assignment of Management Contract. At the Closing, upon the terms and subject to the conditions of this Agreement:

(a) Subject to Section 2.3 above and Section 3.3(d) below, Bareboat Charterer shall transfer, or cause to be transferred, to Purchaser by way of assignment all of Bareboat Charterer’s rights, title, interests in and to, and liabilities and obligations under, the Management Contract.

(b) Purchaser shall accept the assignment of the Management Contract and (subject to Section 2.3 above and Section 3.3(d) below) shall undertake the performance of all the obligations and liabilities of Bareboat Charterer under the Management Contract from and after the Closing Date.

(c) Bareboat Charterer shall use its commercially reasonable efforts to deliver any required consent to the assignment of the Management Contract to Purchaser.

(d) Bareboat Charterer shall remain responsible for the performance of all the obligations and liabilities of Bareboat Charterer under the Management Contract, and for any Claims whatsoever arising out of or connected with the Management Contract, for which Bareboat Charterer has a liability under the Management Contract in respect of the period up to (but excluding and not subsequent to) the Closing Date. Purchaser shall be responsible for the performance of all obligations and liabilities under the Management Contract, and for any Claims connected with the Management Contract arising out of events and circumstances first occurring, on or after the Closing Date. In the event that Bareboat Charterer is deemed to be in breach of the Management Contract for assigning or attempting to assign it without the consent of the relevant Customer, then any liability arising from such breach shall be an Excluded Liability.

(e) Notwithstanding anything to the contrary herein, in the event that ATEL Maritime Investors, L.P. does not consent to the assignment of the Management Contract on or before the Closing Date, (i) each of Bareboat Charterer and Purchaser shall be relieved of its obligations under this Section 3.3 with respect to the assignment and assumption of the Management Contract, (ii) the performance of this Section 3.3 and the execution and delivery of the Assignment and Assumption of Management Contract shall cease to be a condition to any party’s obligations under this Agreement, (iii) the Management Contract shall constitute an Excluded Asset, and (iv) the liabilities and obligations of Bareboat Charterer under the Management Contract shall constitute Excluded Liabilities.

3.4 Assignment of Cape Coral Construction Contract. At the Closing, upon the terms and subject to the conditions of this Agreement:

(a) Subject to Section 2.3 above and Section 3.4(d) below, Sea Mar Division Charterer shall transfer, or cause to be transferred, to Purchaser by way of assignment all of Sea Mar Division Charterer’s or its Affiliate’s rights, title, interests in and to, and liabilities and obligations under, the Cape Coral Construction Contract and all goods, services or other deliverables previously furnished by Sea Mar Division Charterer to VT Halter Marine, Inc. under the Cape Coral Construction Contract and all of Sea Mar Division Charterer’s rights under purchase orders for such goods, services or other deliverables (the “Cape Coral P.O.s”).

(b) Purchaser shall accept the assignment of the Cape Coral Construction Contract and (subject to Section 2.3 above and Section 3.4(d) below) shall undertake the performance of all the obligations and liabilities of Sea Mar Division Charterer or its Affiliate under the Cape Coral P.O.s and the Cape Coral Construction Contract from and after the Closing Date.

(c) Sea Mar Division Charterer shall use its commercially reasonable efforts to deliver any required consent to the assignment of the Cape Coral Construction Contract to Purchaser.

(d) Sea Mar Division Charterer or its Affiliate, as applicable, shall remain responsible for the performance of all the obligations and liabilities of Sea Mar Division Charterer or its Affiliate under the Cape Coral P.O.s and the Cape Coral Construction Contract, and for any Claims whatsoever arising out of or connected with the Cape Coral P.O.s and the Cape Coral Construction Contract, for which Sea Mar Division Charterer or its Affiliate has a liability under the Cape Coral P.O.s and the Cape Coral Construction Contract in respect of the period up to (but excluding and not subsequent to) the Closing Date; provided that Sea Mar Division Charterer or its Affiliate shall only remain responsible under a Cape Coral P.O. to the extent that Seller is compensated for the associated expenditures incurred by Sea Mar Division Charterer through payment of additional purchase price to Seller pursuant to Section 2.4(c) above. Purchaser shall be responsible for the performance of all obligations and liabilities under the Cape Coral P.O.s and the Cape Coral Construction Contract, and for any Claims whatsoever arising out of or connected with the Cape Coral P.O.s and the Cape Coral Construction Contract in respect of the period commencing on the Closing Date.

(e) Notwithstanding anything to the contrary herein, in the event that VT Halter Marine, Inc. does not consent to the assignment of the Cape Coral Construction Contract on or before the Closing Date, then (i) each of Sea Mar Division Charterer and Purchaser shall be relieved of its obligations under this Section 3.4 with respect to the assignment and assumption of the Cape Coral Construction Contract, (ii) the execution and delivery of the Assignment and Assumption of Cape Coral Construction Contract shall cease to be a condition to any party’s obligations under this Agreement, (iii) except for Excluded Liabilities, Purchaser shall perform the Cape Coral Construction Contract in accordance with its terms in the name of and on Sea Mar Division Charterer’s behalf at no cost, including providing the supervision and management, on behalf of Sea Mar Division Charterer, of the construction of the new Atlantic Class vessel being constructed pursuant to the Cape Coral Construction Contract, (iv) except for Excluded Liabilities, all liabilities, expenses, benefits and rights derived thereunder shall be for the account of Purchaser, and (v) Sea Mar Division Charterer shall, at the request and expense of Purchaser, enforce in a reasonable manner as directed by Purchaser, any and all rights of Sea Mar Division Charterer under the Cape Coral Construction Contract. Upon completion of construction of the new Atlantic Class vessel being constructed pursuant to the Cape Coral Construction Contract, but prior to documentation of such vessel, Sea Mar Division Charterer shall convey, transfer and assign its title, right and interest in and to such vessel to Purchaser on an “as is, where is” basis with no warranties (express or implied). To the extent they are assignable, Sea Mar Division Charterer shall assign to Purchaser all of its rights under express or implied warranties from suppliers with respect to goods and services procured in connection with the construction of the new Atlantic Class vessel being constructed pursuant to the Cape Coral Construction Contract, but without warranty relating thereto. The parties will enter into mutually agreeable comparable arrangements to provide Purchaser with the benefits of any warranties from VT Halter Marine, Inc. with respect to the new Atlantic Class vessel being constructed pursuant to the Cape Coral Construction Contract.

3.5 Ship Management Agreement. At the Closing, upon and subject to the conditions of this Agreement, NDIL and Purchaser shall enter into the Ship Management Agreement relating to the management of the Nabors Retained Vessels.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, except as set forth in the section of the Schedules that corresponds to the representation and warranty in question (and subject to Section 12.13), as follows:

4.1 Due Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller (i) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (ii) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where such non-qualification would not reasonably be expected to have a Material Adverse Effect on Seller, and (iii) has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.

4.2 Authorization; No Contravention. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary limited liability company action, (ii) do not violate, conflict with or result in any breach or contravention of the limited liability company agreement or the certificate of formation of Seller, (iii) do not violate, conflict with or result in any material breach or contravention of, or the creation of any Lien on the Transferred Assets under, any Contractual Obligation of Seller or any Requirement of Law applicable to Seller, and (iv) do not violate any Orders against, or binding upon, Seller. Seller is not a party to, or bound by, any agreement that is currently in effect, granting rights to any Person which are inconsistent with the rights to be granted by Seller in this Agreement or the other Transaction Documents.

4.3 Governmental Authorization; Third Party Consents. Except for the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and any filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of this Agreement and each of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

4.4 Compliance with Laws, Etc. Seller is in compliance in all material respects with all Requirements of Law. Seller is in compliance in all material respects with all judgments, injunctions, writs, awards, decrees or orders of any nature (collectively, “Orders”) issued by any court or other Governmental Authority against Seller. There is no existing or proposed

Requirement of Law which could reasonably be expected to prohibit or restrict Seller from consummating timely the transactions contemplated hereby, materially affect Purchaser’s ability to conduct normal operation of the Transferred Assets after the Closing or otherwise materially adversely affect the ability of Seller to consummate timely the transactions contemplated hereby.

4.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Seller is a party will constitute, the respective legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.6 No Default or Breach. Seller has not received notice of a default nor is it in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any material respect under, or with respect to, any Contractual Obligation of Seller. Seller does not have any Knowledge of any material default under any Contractual Obligation by any other party thereto.

4.7 Vessels.

(a) Seller owns beneficially and of record the vessels listed on Schedule 4.7 (collectively, the “Vessels”) and the other Transferred Assets. Seller has the unrestricted power and authority to transfer the Vessels and the other Transferred Assets to Purchaser, free and clear of any and all Liens other than Permitted Liens, and upon such transfer, there will be vested in Purchaser or Purchaser’s Affiliate, as applicable, good, valid and marketable title to the Vessels and other Transferred Assets free and clear of any and all Liens, other than Permitted Liens.

(b) As of the date of this Agreement, Schedule 4.7 accurately lists the Vessels to be sold hereunder and accurately reflects for each Vessel, as applicable, its Classification Society and Class. Each of the Vessels, other than the Vessel designated as the “CAPE SCOTT”, is duly documented under the laws and flag of the United States with a valid and existing coastwise trade endorsement and, subject to the accuracy of the representations in Section 7.8, may be duly documented by Purchaser under the laws and flag of the United States with a valid and existing coastwise trading endorsement. Each of the Vessels, other than the Vessel designated as the “CAPE SCOTT”, has a valid and existing certificate of inspection authorizing the Vessel to operate in the United States under the subchapters indicated on Schedule 4.7. The Vessel designated as the “CAPE SCOTT” is duly registered under the laws of Vanuatu.

(c) Subject to the terms and conditions of this Agreement, each of the Vessels shall be delivered to and taken over by Purchaser, AS IS, WHERE IS, safely afloat, upright and in a seaworthy condition, except for any Vessel then in dry dock for routine and customary maintenance and certification work, which may be delivered to and taken over by Purchaser, AS IS, WHERE IS, while at dry dock.

4.8 Class and International Load Line Certificate.

(a) Each of the Vessels listed on Schedule 4.8(a) is in Class without outstanding exceptions or recommendations. Complete, current and correct copies of the Certificate of Classification, Status of Classification Report the International Load Line Certificate and the Certificate of Inspection and flag Certificate of Documentation or Document (or equivalent documents for the Vessel designated as the “CAPE SCOTT”) for each of the Vessels listed on Schedule 4.8(a) will be made available to Purchaser.

(b) Each of the Vessels listed on Schedule 4.8(b) is free of damage affecting the Vessel’s International Load Line Certificate with International Load Line Certificates and certificates of inspection of regulatory authorities up to date without outstanding exceptions or recommendations. Complete, current and correct copies of the International Load Line Certificate and the Certificate of Inspection and flag Certificate of Documentation or Document for each of the Vessels listed on Schedule 4.8(b) will be made available to Purchaser.

4.9 Citizenship. Bareboat Charterer is a Section 2 Citizen, and has been a Section 2 Citizen continuously since its formation, and without limiting the foregoing, has been a Section 2 Citizen for the full duration of any period during which the Bareboat Charterer was a bareboat or demise charterer of any of the Vessels, and has made all necessary certifications with respect to the Bareboat Charter pursuant to 46 U.S.C. §12119 (and its predecessor statute—46 U.S.C. §12106) for the full duration of the Bareboat Charter, in order to maintain the coastwise trade endorsement upon the Certificate of Documentation for each of the Vessels (other than the Vessel designated as “CAPE SCOTT”), and at no time have the Vessels been sold, chartered or otherwise transferred to any Person in violation of any applicable Requirement of Law, including, without limitation, laws and regulations governing the Vessels’ eligibility for coastwise trade endorsements.

4.10 Litigation. There are no Claims pending or, to the Knowledge of Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority involving the Transferred Assets, nor is there to the Knowledge of Seller any basis for any such Claim, that would reasonably be expected to (i) have a material adverse effect on the Transferred Assets, (ii) affect the validity or enforceability of this Agreement or the other Transaction Documents, (iii) materially restrict the continuing transaction of business with the Customers, or (iv) materially delay consummation of the transactions contemplated hereby.

4.11 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Seller:

(a) There has been no release or disposal of hazardous materials from the Vessels in violation of any Environmental Laws or Permits;

(b) Seller is in compliance with all Environmental Laws and Permits issued under such Environmental Laws;

(c) There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of Seller, threatened against Seller pursuant to Environmental Laws; and

(d) Complete, current and correct copies of any material environmental reports, audits or assessments which have been conducted by or for Seller concerning any Transferred Assets will be made available to Purchaser, and a list of all such reports, audits and assessments is set forth on Schedule 4.11.

The representations and warranties in this Section 4.11 are the sole and exclusive representations of Seller concerning environmental matters.

4.12 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller, Sea Mar Division Charterer and Bareboat Charterer directly with Purchaser, without the intervention of any Person on behalf of such parties in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, advisory fee, brokerage commission or similar payment. In respect of each Time Charter, no finder’s fee, advisory fee, brokerage commission or similar payment is due by Seller to any third party.

4.13 Disclosures. To the Knowledge of Seller, copies of the most recent versions of all documents and other written information referred to in this Agreement or in the Schedules that will be delivered or made available to Purchaser by Seller will be true, correct and complete copies thereof and will include all amendments, supplements or modifications thereto or waivers thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SEA MAR DIVISION CHARTERER

Sea Mar Division Charterer represents and warrants to Purchaser, except as set forth in the section of the Schedules that corresponds to the representation and warranty in question (and subject to Section 12.13), as follows:

5.1 Due Organization and Authority. Sea Mar Division Charterer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sea Mar Division Charterer (i) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (ii) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where such non-qualification would not reasonably be expected to have a Material Adverse Effect on Sea Mar Division Charterer, and (iii) has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.

5.2 Authorization; No Contravention. The execution, delivery and performance by Sea Mar Division Charterer of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not violate, conflict with or result in any breach or contravention of the certificate of incorporation or bylaws of Sea Mar Division Charterer, (iii) do not violate, conflict with or result in any material breach or contravention of, or the creation of any Lien on the Transferred Assets under, any Contractual Obligation of Sea Mar Division Charterer or any Requirement of Law applicable to Sea Mar Division Charterer, and (iv) do not violate any Orders against, or binding upon, Sea Mar Division Charterer. Sea Mar Division Charterer is not a party to, or bound by, any agreement that is currently in effect, granting rights to any Person which are inconsistent with the rights to be granted by Sea Mar Division Charterer in this Agreement or the other Transaction Documents.

5.3 Governmental Authorization; Third Party Consents. Except for the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and any filings required under the Exchange Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Sea Mar Division Charterer of this Agreement and each of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

5.4 Compliance with Laws, Etc. Sea Mar Division Charterer is in compliance in all material respects with all Requirements of Law. Sea Mar Division Charterer is in compliance in all material respects with all Orders issued by any court or other Governmental Authority against Sea Mar Division Charterer. There is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict Sea Mar Division Charterer from consummating timely the transactions contemplated hereby, materially affect Purchaser’s ability to conduct normal operation of the Transferred Assets after the Closing or otherwise materially adversely affect the ability of Sea Mar Division Charterer to consummate timely the transactions contemplated hereby.

5.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which Sea Mar Division Charterer is a party will be, duly executed and delivered by such party, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Sea Mar Division Charterer is a party will constitute, the respective legal, valid and binding obligations of Sea Mar Division Charterer, enforceable against Sea Mar Division Charterer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

5.6 No Default or Breach. Sea Mar Division Charterer has not received notice of a default nor is it in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any material respect under, or with respect to, any Contractual Obligation of Sea Mar Division Charterer. Sea Mar Division Charterer does not have any Knowledge of any material default under any Contractual Obligation by any other party thereto. Sea Mar Division Charterer does not have any Knowledge that VT Halter Marine, Inc. or any supplier of items required to be furnished by Sea Mar Division Charterer under the Cape Coral Construction Contract has canceled or notified Sea Mar Division Charterer, Bareboat Charterer or Seller of its intent to cancel, not renew or limit its relationship with any of the foregoing parties for any reason.

5.7 Time Charters. Schedule 5.7 lists or describes, as of the date hereof, each active Time Charter. A true, correct and complete copy of each such Time Charter will be delivered to Purchaser.

5.8 Litigation. There are no Claims pending or, to the Knowledge of Sea Mar Division Charterer, threatened, at law, in equity, in arbitration or before any Governmental Authority involving any of the Transferred Assets, nor is there to the Knowledge of Sea Mar Division Charterer any basis for any such Claim, that would reasonably be expected to (i) have a Material Adverse Effect on Sea Mar Division Charterer or a material adverse effect on the Transferred Assets, (ii) affect the validity or enforceability of this Agreement or the other Transaction Documents, (iii) materially restrict the continuing transaction of business with the Customers, or (iv) materially delay consummation of the transactions contemplated hereby.

5.9 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Sea Mar Division Charterer:

(a) There has been no release or disposal of hazardous materials from the Vessels in violation of any Environmental Laws or Permits;

(b) Sea Mar Division Charterer is in compliance with all Environmental Laws and Permits issued under such Environmental Laws;

(c) There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of Sea Mar Division Charterer, threatened against Sea Mar Division Charterer pursuant to Environmental Laws; and

(d) Complete, current and correct copies of any material environmental reports, audits or assessments which have been conducted by or for Sea Mar Division Charterer concerning any Transferred Assets will be made available to Purchaser, and a list of all such reports, audits and assessments is set forth on Schedule 5.9.

The representations and warranties in this Section 5.9 are the sole and exclusive representations of Sea Mar Division Charterer concerning environmental matters.

5.10 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller, Sea Mar Division Charterer and Bareboat Charterer directly with Purchaser, without the intervention of any Person on behalf of such parties in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, advisory fee, brokerage commission or similar payment. In respect of each Time Charter, no finder’s fee, advisory fee, brokerage commission or similar payment is due by Sea Mar Division Charterer to any third party.

5.11 Disclosures. To the Knowledge of Sea Mar Division Charterer, copies of the most recent versions of all documents and other written information referred to in this Agreement or in the Schedules that will be delivered or made available to Purchaser by Sea Mar Division Charterer will be true, correct and complete copies thereof and will include all amendments, supplements or modifications thereto or waivers thereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BAREBOAT CHARTERER

Bareboat Charterer represents and warrants to Purchaser, except as set forth in the section of the Schedules that corresponds to the representation and warranty in question (and subject to Section 12.13), as follows:

6.1 Due Organization and Authority. Bareboat Charterer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Bareboat Charterer (i) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (ii) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where such non-qualification would not reasonably be expected to have a Material Adverse Effect on Bareboat Charterer, and (iii) has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.

6.2 Authorization; No Contravention. The execution, delivery and performance by Bareboat Charterer of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not violate, conflict with or result in any breach or contravention of the limited liability company agreement of Bareboat Charterer, (iii) do not violate, conflict with or result in any material breach or contravention of, or the creation of any Lien on the Transferred Assets under, any Contractual Obligation of Bareboat Charterer or any Requirement of Law applicable to Bareboat Charterer, and (iv) do not violate any Orders against, or binding upon, Bareboat Charterer. Bareboat Charterer is not a party to, or bound by, any agreement that is currently in effect, granting rights to any Person which are inconsistent with the rights to be granted by Bareboat Charterer in this Agreement or the other Transaction Documents.

6.3 Governmental Authorization; Third Party Consents. Except for the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and any filings required under the Exchange Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Bareboat Charterer of this Agreement and each of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

6.4 Compliance with Laws, Etc. Bareboat Charterer is in compliance in all material respects with all Requirements of Law. Bareboat Charterer is in compliance in all material respects with all Orders issued by any court or other Governmental Authority against Bareboat Charterer. There is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict Bareboat Charterer from consummating timely the transactions contemplated hereby, materially affect Purchaser’s ability to conduct normal operation of the Transferred Assets after the Closing or otherwise materially adversely affect the ability of Bareboat Charterer to consummate timely the transactions contemplated hereby.

6.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which Bareboat Charterer is a party will be, duly executed and delivered by such party, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Bareboat Charterer is a party will constitute, the respective legal, valid and binding obligations of Bareboat Charterer, enforceable against Bareboat Charterer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

6.6 No Default or Breach. Bareboat Charterer has not received notice of a default nor is it in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any material respect under, or with respect to, any Contractual Obligation of Bareboat Charterer. Bareboat Charterer does not have any Knowledge of any material default under any Contractual Obligation by any other party thereto.

6.7 Management Contract. A true, correct and complete copy of the Management Contract will be delivered to Purchaser.

6.8 Litigation. There are no Claims pending or, to the Knowledge of Bareboat Charterer, threatened, at law, in equity, in arbitration or before any Governmental Authority involving a Vessel, nor is there to the Knowledge of Bareboat Charterer any basis for any such Claim, that would reasonably be expected to have (i) a Material Adverse Effect on Bareboat Charterer or a material adverse affect on the Transferred Assets (ii) affect the validity or enforceability of this Agreement or the other Transaction Documents, (iii) materially restrict the continuing transaction of business with the Customers, or (iv) materially delay consummation of the transactions contemplated hereby.

6.9 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Bareboat Charterer:

(a) There has been no release or disposal of hazardous materials from the Vessels in violation of any Environmental Laws or Permits;

(b) Bareboat Charterer is in compliance with all Environmental Laws and Permits issued under such Environmental Laws;

(c) There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of Bareboat Charterer, threatened against Bareboat Charterer pursuant to Environmental Laws; and

(d) Complete, current and correct copies of any material environmental reports, audits or assessments which have been conducted by or for Bareboat Charterer concerning any Transferred Assets will be made available to Purchaser, and a list of all such reports, audits and assessments is set forth on Schedule 6.9.

The representations and warranties in this Section 6.9 are the sole and exclusive representations of Bareboat Charterer concerning environmental matters.

6.10 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller, Sea Mar Division Charterer and Bareboat Charterer directly with Purchaser, without the intervention of any Person on behalf of such parties in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, advisory fee, brokerage commission or similar payment. In respect of each Time Charter, no finder’s fee, advisory fee, brokerage commission or similar payment is due by Bareboat Charterer to any third party.

6.11 Citizenship. Bareboat Charterer is a Section 2 Citizen, and has been a Section 2 Citizen continuously since its formation, and without limiting the foregoing, has been a Section 2 Citizen for the full duration of any period during which the Bareboat Charterer was a bareboat or demise charterer of any of the Vessels, and has made all necessary certifications with respect to the Bareboat Charter pursuant to 46 U.S.C. §12119 (and its predecessor statute—46 U.S.C. §12106) for the full duration of the Bareboat Charter, in order to maintain the coastwise trade endorsement upon the Certificate of Documentation for each of the Vessels (other than the Vessel designated as “CAPE SCOTT”), and at no time have the Vessels been sold, chartered or otherwise transferred to any Person in violation of any applicable Requirement of Law, including, without limitation, laws and regulations governing the Vessels’ eligibility for coastwise trade endorsements.

6.12 Disclosures. To the Knowledge of Bareboat Charterer, copies of the most recent versions of all documents and other written information referred to in this Agreement or in the Schedules that will be delivered or made available to Purchaser by Bareboat Charterer will be true, correct and complete copies thereof and will include all amendments, supplements or modifications thereto or waivers thereunder.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES AS TO PURCHASER

Except as disclosed in the Schedules hereto, Purchaser hereby represents and warrants to Seller as follows:

7.1 Due Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.

7.2 Authorization; No Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not violate, conflict with or result in any breach or contravention of the certificate of incorporation or bylaws of Purchaser, (iii) do not violate, conflict with or result in any material breach or contravention of, or the creation of any Lien under, any Contractual Obligation of Purchaser or any Requirement of Law applicable to Purchaser, and (iv) do not violate any Orders against, or binding upon, Purchaser.

7.3 Governmental Authorization; Third Party Consents. Except for the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, any advance notice required to be delivered to Purchaser’s lender under its bank facilities and any filings required under the Exchange Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

7.4 Compliance with Laws, Etc. Purchaser is in compliance in all material respects with all Requirements of Law. Purchaser is in compliance in all material respects with all Orders issued by any court or other Governmental Authority against Purchaser. There is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict Purchaser from consummating timely the transactions contemplated hereby, or otherwise materially adversely affect the ability of Purchaser to consummate timely the transactions contemplated hereby.

7.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which Purchaser is a party will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Purchaser is a party will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

7.6 No Default or Breach. Purchaser has not received notice of a default nor is it in default, and no event has occurred which with notice or lapse of time or both constitute a default, in any material respect under, or with respect to, any Contractual Obligation of Purchaser. Purchaser does not have any Knowledge of any material default under any Contractual Obligation by any other party thereto.

7.7 Litigation. There are no Claims pending or, to the Knowledge of Purchaser, threatened, at law, in equity, in arbitration or before any Governmental Authority involving Purchaser, nor is there to the Knowledge of Purchaser any basis for any such Claim, that would reasonably be expected to (i) have a Material Adverse Effect on Purchaser, (ii) affect the validity or enforceability of this Agreement or the other Transaction Documents, or (iii) materially delay the consummation of the transactions contemplated hereby.

7.8 Section 2 Citizen. Purchaser is a Section 2 Citizen.

7.9 Funds. Purchaser has sufficient funds and is authorized to fund the Purchase Price to Seller in immediately available funds on the Closing Date.

7.10 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller, Sea Mar Division Charterer and Bareboat Charterer, without the intervention of any Person on behalf of such parties in such manner as to give rise to any valid claim by any Person against Seller, Sea Mar Division Charterer or Bareboat Charterer for a finder’s fee, advisory fee, brokerage commission or similar payment.

ARTICLE VIII

AFFIRMATIVE COVENANTS

8.1 Conduct of Business of Seller, Sea Mar Division Charterer and Bareboat Charterer prior to Closing. The parties agree that Seller, Sea Mar Division Charterer and Bareboat Charterer shall have the right to assign or transfer all or any part of the Transferred Assets, including the Time Charters, to any Person and to restructure their operations in such manner as they deem advisable in their discretion to preserve Seller’s ability to deliver the Vessels to Purchaser or Purchaser’s Affiliate which is a Section 2 Citizen with a coastwise trade endorsement in accordance herewith or to preserve their ability to perform or transfer the Time Charters, the Management Contract or the Cape Coral Construction Contract. Except as expressly permitted or required by this Agreement (including the preceding sentence), or as required to effectuate the transactions contemplated by this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms:

(a) Each of Seller, Sea Mar Division Charterer and Bareboat Charterer shall conduct its operations in all material respects only in the ordinary course of business consistent with past practice, including but not limited to conducting all maintenance and repair of the Vessels, whether regularly scheduled or as a result of any casualty, without undue delay, and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact its respective business organization, keep available the services of its current senior management and maintain reasonably satisfactory relationships with any Person having significant business relationships with it. In addition, each of Seller, Sea Mar Division Charterer and Bareboat Charterer shall maintain in full force and effect all of the presently existing insurance coverage covering the Transferred Assets on the date hereof.

(b) Each of Seller, Sea Mar Division Charterer and Bareboat Charterer shall undertake not to effect any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, supplement, modify, terminate or waive any material rights under any material Contractual Obligation in any way related to the Vessels or the Cape Coral Construction Contract, including but not limited to, any contracts of insurance, or enter into a contract which, had it been entered into prior to the date hereof, would have been a material Contractual Obligation (including, but not limited to, any charter of a duration of more than three (3) months);

(ii) delay or defer the payment of any accounts payable outside the ordinary course of business consistent with past practice, except where said accounts payable are disputed in good faith, that does, or could reasonably be expected to, result in a Lien against any of the Transferred Assets;

(iii) fail to pay, discharge or satisfy any liabilities, other than in the ordinary course of business consistent with past practice that does, or could reasonably be expected to, result in a Lien against any of the Vessels; or

(iv) authorize any of, or commit or agree to take any of, the foregoing actions.

8.2 Access and Information. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms, and to the extent consistent with Requirements of Law and Contractual Obligations, Seller, Sea Mar Division Charterer and Bareboat Charterer shall permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with their respective normal business operations, to the Vessels and all premises, properties, personnel, books, records and documents pertaining to the Vessels and will furnish copies of all such books, records and documents as Purchaser may reasonably request.

8.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Requirements of Law to consummate and make effective the transactions contemplated by this Agreement. Each party will use its commercially reasonable efforts to obtain any and all consents of all Governmental Authorities and Persons necessary in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each party covenants and agrees to furnish to the others such necessary information and reasonable assistance as any such other party may request in connection with its preparation of any filing or submission related to any of the approvals, authorizations or consents referenced in this Section 8.3.

(b) In the event any Claim is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use their respective commercially reasonable efforts to defend against such Claim (and, if an Order is issued in any such Claim, to use their respective commercially reasonable efforts to have such Order lifted) and to eliminate any other impediment to the consummation of the transactions contemplated hereby.

8.4 Confidentiality; Public Announcements.

(a) No party hereto (a “Recipient”) that has acquired Confidential Information of another party hereto (a “Disclosing Party”) in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby (including any investigation conducted pursuant to Section 8.2) shall, and it shall cause its Affiliates, employees, agents, and representatives not to, disclose to any third party any Confidential Information of a Disclosing Party without the prior written consent of such Disclosing Party; provided, however, that any Recipient may disclose any such Confidential Information as follows: (i) to its Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants which shall also be subject to the requirements of this Section 8.4(a); (b) to comply with any applicable Requirement of Law or Order, provided that prior to making any such disclosure the Recipient notifies the Disclosing Party of any proceeding, investigation or Claim of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of such Recipient or its Affiliates making such disclosure; (d) to the extent that the same information is already known by the Recipient prior to receipt of such Confidential Information; (e) to the extent that the Recipient independently develops the same information without in any way relying on any Confidential Information and (f) to the extent that the same information becomes available to the Recipient on a nonconfidential basis from a source other than a Disclosing Party or its Affiliates, which source, to the Knowledge of the Recipient, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the Disclosing Party or its Affiliates.

(b) From and after the Closing, each of Seller, Sea Mar Division Charterer and Bareboat Charterer will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement. If any of Seller, Sea Mar Division Charterer or Bareboat Charterer is requested or required (by oral question or request for information or documents in any proceeding or action) to disclose any Confidential Information, such party will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective Order or waive compliance with this Section 8.4(b). If, in the absence of a protective Order or the receipt of a waiver hereunder, any of Seller, Sea Mar Division Charterer or Bareboat Charterer is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator or else stand liable for contempt, that party may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however; that the disclosing party shall use its commercially reasonable efforts to obtain, at the reasonable request of Purchaser, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

(c) Upon execution of this Agreement and upon Closing, each party shall be entitled to make a public announcement concerning this Agreement. Each party shall give the other parties a reasonable opportunity to comment upon the proposed text of such announcements. In all other cases, except upon the prior written consent of the other, each of the parties hereto agrees on behalf of itself and its Affiliates not to issue any press release or otherwise make any public statement or announcement with respect to the transactions contemplated by this Agreement unless such issuance is required by Requirements of Law.

8.5 Notification of Certain Matters by Seller.

(a) Seller shall, as promptly as reasonably practicable, notify Purchaser of (i) any material Claims in connection with the Transferred Assets or the transactions contemplated by this Agreement commenced or, to the Knowledge of Seller, threatened against Seller, Sea Mar Division Charterer or Bareboat Charterer, and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in ARTICLE IX not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of any party to this Agreement.

(b) Seller shall, as promptly as reasonably practicable, notify Purchaser and the relevant Classification Society or flag registrar of each Vessel of any matter coming to its Knowledge prior to Closing which, upon being so notified, could reasonably be expected to lead to a withdrawal of the Class of that Vessel or the imposition of a recommendation affecting the Class of that Vessel or its rights and privileges under its flag of registry.

8.6 Expenses. Except as otherwise provided herein, each party hereto will be responsible for its own transaction fees and expenses (including, without limitation, fees and expenses of legal counsel, surveyors, inspectors, accountants, investment bankers, brokers or other representatives or consultants) in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

8.7 Notification of Certain Matters by Purchaser. Purchaser shall, as promptly as reasonably practicable, notify Seller of (i) any material Claims in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Purchaser, threatened against Purchaser, and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in ARTICLE X not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of any party to this Agreement.

8.8 No Solicitation. Neither Seller, Sea Mar Division Charterer nor Bareboat Charterer shall, directly or indirectly, through any officer, director, employee, representative or agent thereof, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sales of shares of capital stock, as applicable, of such parties, whether or not in writing and whether or not delivered to the shareholders or members of such parties generally, or similar transactions involving such parties (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”). Seller, Sea Mar Division Charterer or Bareboat Charterer shall immediately notify Purchaser after receipt of any Acquisition Proposal or any request for nonpublic information relating to Seller, Sea Mar Division Charterer or Bareboat Charterer in connection with an Acquisition Proposal or for access to the properties, books or records of such parties or that informs the board of directors or managers of any such parties that the entity making the request is considering making or has made an Acquisition Proposal. Such notice to Purchaser shall be made immediately orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Subject to their fiduciary duties, so long as this Agreement remains in effect and has not been terminated under ARTICLE XI, the boards of directors or managers of Seller, Sea Mar Division Charterer or Bareboat Charterer shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by such boards, of this Agreement, the other Transaction Documents or transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than as contemplated in this Agreement) or (iii) approve or authorize the entering into any agreement with respect to any Acquisition Proposal.

8.9 Employees. Prior to the Closing, in a manner reasonably conducted and not disruptive to Seller’s operations, Seller, Sea Mar Division Charterer and Bareboat Charterer shall allow Purchaser to review payroll, dayrate and personnel files of all vessel based employees and any shoreside management or technical staff and to make an offer of employment to any or all such personnel subject to Purchaser’s usual employment practices and processes contingent upon the consummation of the transaction contemplated by this Agreement, provided, however, that Purchaser shall have absolutely no obligation to make any offers nor to hire any employees of Seller, Sea Mar Division Charterer or Bareboat Charterer, and any such offers, if made, will be on an “at-will” basis. There will be no third party beneficiaries to this Section. To the extent required by Requirements of Law, Seller, Sea Mar Division Charterer and Bareboat Charterer acknowledge and agree that they shall (or shall arrange to) provide COBRA benefits to any employees of such parties not hired by Purchaser or its Affiliates and shall continue to provide COBRA benefits to any employees currently entitled to receive such benefits after the Closing.

8.10 Permitted Liens. Notwithstanding anything to the contrary herein, Purchaser acknowledges that the termination, release, discharge or removal of Permitted Liens on the Transferred Assets shall not be a condition to the obligation of Purchaser to consummate the transactions contemplated hereby. Seller agrees that any cost, expense, liability or obligation associated with the termination, release, discharge or removal of a Permitted Lien that existed on the Closing Date or arose on or prior to the Closing Date shall be the sole responsibility of Seller and shall constitute an Excluded Liability for purposes of this Agreement, and the assignment of any Transferred Asset subject to a Permitted Lien shall not relieve Seller of its obligation to satisfy such Excluded Liability, to the extent practicable, as promptly as possible following the Closing Date.

8.11 Confidentiality Agreements.

(a) To the extent expressly assignable by Seller or one of its Affiliates, Seller or its appropriate Affiliate shall assign or cause to be assigned to Purchaser or such Affiliate of Purchaser as may be designated by Purchaser, the rights of Seller or its Affiliates under any confidentiality agreement entered into between Seller or any of its Affiliates and any prospective acquirer (a “Prospective Acquirer”) of the Transferred Assets (a “Third Party Confidentiality Agreement”).

(b) To the extent a Third Party Confidentiality Agreement is not expressly assignable by Seller or one of its Affiliates, Seller hereby covenants and agrees that, at the request of Purchaser, it shall, or shall cause its appropriate Affiliate to, enforce the rights of Seller or the applicable Affiliate under such Third Party Confidentiality Agreement on behalf of Purchaser against a Prospective Acquirer that has breached or has threatened to breach such Third Party Confidentiality Agreement; provided that this Section 8.11(b) shall not require Seller or any Affiliate of Seller to enforce its rights against a Prospective Acquirer if such enforcement, in the reasonable discretion of Seller or the applicable Affiliate, would result in a breach or violation of the Third Party Confidentiality Agreement. Purchaser shall reimburse Seller or Seller’s applicable Affiliate for all costs, fees (including legal fees) and reasonable expenses incurred by Seller or Seller’s applicable Affiliate in connection with any enforcement of rights under a Third Party Confidentiality Agreement.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE

The obligations of Purchaser to perform its obligations under this Agreement shall be subject to the satisfaction as determined by, or waiver by, Purchaser of the following conditions on or before the Closing Date.

9.1 Representation and Warranties. The respective representations and warranties of Seller, Sea Mar Division Charterer and Bareboat Charterer contained in ARTICLE IV, ARTICLE V and ARTICLE VI hereof shall be true and correct in all material respects (except for any representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

9.2 Compliance with this Agreement. Each of Seller, Sea Mar Division Charterer and Bareboat Charterer shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by Seller, Sea Mar Division Charterer or Bareboat Charterer, as the case may be, on or before the Closing Date.

9.3 Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall be in full force and effect on the Closing Date without any event or condition having occurred or existing that constitutes, or that with the giving of notice or lapse of time or both would constitute, a default or breach of any thereof or would give any party thereto the right to terminate any thereof, shall be in form and substance satisfactory to Purchaser, and executed counterparts of each thereof shall have been delivered to each of Purchaser and Seller:

(a) the Bills of Sale (Vessels and personal property);

(b) the Assignment and Assumption of Charters;

(c) the Assignment and Assumption of Management Contract;

(d) the Assignment and Assumption of Cape Coral Construction Contract;

(e) the Ship Management Agreement;

(f) a protocol of delivery and acceptance for each Vessel;

(g) evidence of redelivery of the Vessels under the time charter of the Vessels to Sea Mar Division Charterer effective as of the Closing Date;

(h) evidence of termination of the Bareboat Charter and redelivery of the Vessels to Seller by Bareboat Charterer effective as of the Closing Date;

(i) officer’s certificates of Seller, Sea Mar Division Charterer or Bareboat Charterer (signed on behalf of each such entity by its president) dated the Closing Date certifying the fulfillment of the conditions set forth in Sections 9.1 and 9.2;

(j) releases of claims that Seller, Sea Mar Division Charterer or Bareboat Charterer may have against the Transferred Assets;

(k) such other documents and certificates as Purchaser shall have reasonably requested in connection with the transactions contemplated by this Agreement, including without limitation secretary’s certificates;

(l) a certificate of ownership from the United States Coast Guard dated within three (3) Business Days prior to the date of the Closing for each Vessel (excluding the “CAPE SCOTT”) evidencing that each Vessel is owned by Seller free and clear of all Liens, and such other documentation as may be reasonably acceptable to Purchaser to evidence termination of all Liens (other than Permitted Liens) on the other Transferred Assets;

(m) certification dated as of the date of the Closing received from the registry state of the CAPE SCOTT indicating that the Vessel is owned by Seller free and clear of all Liens; and

(n) such instruments of assignment as may be reasonably required to evidence the assignments described in Section 8.11(a).

9.4 Consents and Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated and all other approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and, subject to Section 3.2(c) and Section 3.4(e), Contractual Obligations of Seller, Sea Mar Division Charterer or Bareboat Charterer that are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller, Sea Mar Division Charterer or Bareboat Charterer of this Agreement and each of the other Transaction Documents, shall have been obtained and be in full force and effect, and Purchaser shall have been furnished with appropriate evidence thereof.

9.5 No Material Judgment or Order. There shall not be on the Closing Date any Order or ruling of any court or other Governmental Authority or any condition imposed under any Requirement of Law which (a) prohibits or restricts (i) the purchase of the Vessels or Purchaser’s or Purchaser’s Affiliate’s ability to conduct normal business operations with the Vessels after the Closing, or (ii) the consummation of the other transactions contemplated by this Agreement, (b) would subject Purchaser or any of its Affiliates to any material penalty or material adverse affect under or pursuant to any Requirement of Law if the Vessels are purchased, (c) restricts the performance by Seller, Sea Mar Division Charterer or Bareboat Charterer of its obligations under this Agreement, or (d) restricts or prohibits any of the Vessels (excluding the “CAPE SCOTT”) from qualifying for a coastwise trade endorsement.

9.6 Title, Delivery and Documentation of Vessel. (i) Each of the Vessels shall have been duly delivered to Purchaser or an Affiliate of Purchaser offshore in international waters or in United States waters outside any state’s territorial waters, except for any Vessel in drydock, which may be delivered while at drydock, as evidenced by the Bills of Sale and the execution of protocols of delivery and acceptance, (ii) the Bills of Sale (other than the Bill of Sale applicable to the Vessel designated as the “CAPE SCOTT”) shall have been duly recorded with the United States Coast Guard, (iii) the Vessels (other than the Vessel designated as the “CAPE SCOTT”) shall have been duly documented in the name of Purchaser or an Affiliate of Purchaser under the laws and regulations of the United States, with a coastwise trade endorsement, (iv) the Vessel designated as the “CAPE SCOTT” shall have been duly documented in the name of Purchaser or an Affiliate of Purchaser under the laws and regulations of Vanuatu, and (iv) Purchaser or its Affiliate, as the case may be, shall have good title to the Vessels, free and clear of all Liens, other than Permitted Liens.

ARTICLE X

CONDITIONS TO THE OBLIGATION OF SELLER, SEA MAR DIVISION CHARTERER AND BAREBOAT CHARTERER TO CLOSE

The obligations of Seller, Sea Mar Division Charterer and Bareboat Charterer to perform their respective obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Seller of the following conditions on or before the Closing Date:

10.1 Payment of Purchase Price. Purchaser shall have paid Seller the Purchase Price.

10.2 Representation and Warranties. The representations and warranties of Purchaser contained in ARTICLE VIII hereof shall be true and correct in all material respects (except for any representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

10.3 Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by Purchaser, as the case may be, on or before the Closing Date.

10.4 Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall be in full force and effect on the Closing Date without any event or condition having occurred or existing that constitutes, or that with the giving of notice or lapse of time or both would constitute, a default or breach of any thereof or would give any party thereto the right to terminate any thereof, shall be in form and substance satisfactory to Seller, and executed counterparts of each thereof shall have been delivered to each of Purchaser and Seller:

(a) the Assignment and Assumption of Charters;

(b) the Assignment and Assumption of Management Contract;

(c) the Assignment and Assumption of Cape Coral Construction Contract;

(d) a protocol of delivery and acceptance for each Vessel;

(e) an officer’s certificate of Purchaser (signed on behalf of such entity by its president) dated the Closing Date certifying the fulfillment of the conditions set forth in Sections 10.1 and 10.2;

(f) the Ship Management Agreement; and

(g) such other documents and certificates as Seller shall have reasonably requested in connection with the transactions contemplated by this Agreement, including without limitation secretary’s certificates.

10.5 Consents and Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of Purchaser that are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Purchaser of this Agreement and each of the other Transaction Documents, shall have been obtained and be in full force and effect, and Purchaser shall have been furnished with appropriate evidence thereof.

10.6 No Material Judgment or Order. There shall not be in effect on the Closing Date any Order or ruling of any court or other Governmental Authority or any condition imposed under any Requirement of Law which (a) prohibits or restricts (i) the purchase of the Vessels, or

(ii) the consummation of the other transactions contemplated by this Agreement, (b) would subject Seller or any of its Affiliates to any material penalty under or pursuant to any Requirement of Law if the Vessels are purchased, or (c) restricts the performance by Purchaser of its obligations under this Agreement.

ARTICLE XI

TERMINATION

11.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) at any time on or prior to the Closing Date, by mutual written consent of all parties;

(b) at the election of Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement, which breach has not been cured within thirty (30) calendar days following notice to Purchaser of such breach;

(c) at the election of Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller, Sea Mar Division Charterer or Bareboat Charterer contained in this Agreement, which breach has not been cured within thirty (30) calendar days following notice to Seller of such breach; or

(d) at the election of any party if the Closing has not occurred by the earlier of (i) the close of business on the third (3rd) Business Day after termination or expiration of the applicable waiting period under the HSR Act or (ii) December 31, 2007, provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(d) shall not be in material breach of any of its representations, warranties or covenants contained in this Agreement.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

11.2 Survival. Upon termination of this Agreement, each Recipient shall, and shall cause each of its Affiliates, employees, agents, and representatives to, promptly (and in no event later than ten (10) days after such termination) return to the Disclosing Party all Confidential Information of such Disclosing Party and, at the request of the Disclosing Party, destroy any copies, notes and memoranda produced on the basis of or containing Confidential Information of the Disclosing Party; provided, however, that the Recipient’s outside legal counsel may retain a copy of the Confidential Information of such Disclosing Party to be used only for compliance purposes or in the event of actual or threatened litigation between the parties hereto. Except as otherwise expressly provided herein, all rights and obligations of the parties hereunder shall terminate upon termination of this Agreement pursuant to this ARTICLE XI; provided, however, that Section 8.4(a) and (c), Section 8.6, this Section 11.2, Section 12.2, Section 12.3, Section 12.5, Section 12.8, Section 12.10, Section 12.11 and Section 12.15 shall survive any such termination (provided that Section 8.4(a) shall only survive for twelve (12) months after such termination) and, if this Agreement is terminated pursuant to Sections 11.1(b) or (c), the rights and remedies granted hereby are cumulative and nonexclusive of any other right or remedy available to the terminating party at law or in equity. The parties agree that the Transferred Assets are unique in character and, if Seller, Sea Mar Division Charterer or Bareboat Charterer defaults, damages suffered by Purchaser may not be readily ascertainable. Accordingly, Seller, Sea Mar Division Charter and Bareboat Charterer agree that Purchaser, at its option, shall be entitled to the equitable remedy of specific performance.

ARTICLE XII

MISCELLANEOUS

12.1 Survival. All of the representations and warranties made herein, and all covenants to be performed at or prior to Closing, shall terminate at Closing; provided that Section 4.2(i) and (ii), Section 4.7(a) and (b), Section 4.9, Section 4.12, Section 4.13, Section 5.2(i) and (ii), Section 5.10, Section 5.11, Section 6.2(i) and (ii), Section 6.10, Section 6.11, Section 6.12, Section 7.2(i) and (ii) and Section 7.10 shall survive the Closing indefinitely. Notwithstanding the termination of any covenants, representations and warranties above, each party reserves all common law rights, remedies and defenses available to it after the Closing.

12.2 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

12.3 Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the next Business Day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, (c) in the case of mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid, and (d) in the case of facsimile transmission, when receipt is mechanically acknowledged. In each case: (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

if to Seller, Sea Mar Division Charterer or Bareboat Charterer, to:

c/o Nabors Corporate Services Inc.

515 West Greens Road

Suite 1200

Houston, Texas 77067

Fax: (281) 775-4318

Attention: Bruce M. Taten

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney St.

Suite 5100

Houston, Texas 77010

Fax: (713) 651-5264

Attention: Gene G. Lewis

if to Purchaser, to:

Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, Louisiana 70433

Fax: (985) 727-2006

Attention: Todd M. Hornbeck

Attention: Samuel Giberga

with a copy (which shall not constitute notice) to:

Winstead P.C.

600 Town Center One

1450 Lake Robbins Drive

The Woodlands, Texas 77380

Fax: (281) 681-5901

Attention: R. Clyde Parker, Jr.

12.4 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. This Agreement shall not be assigned or assignable by any party hereto without the prior written consent of each other party hereto, and any purported assignment in violation of this Agreement will be void ab initio, provided, however, that notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement and/or transfer or assign any of the Transferred Assets to one or more Affiliates of Purchaser; provided further that Purchaser shall remain obligated for the performance of all its obligations hereunder notwithstanding any such assignment. Notwithstanding the foregoing, the parties agree that Seller, Sea Mar Division Charterer and Bareboat Charterer shall be entitled to assign this Agreement in connection with any transfer or assignment of Transferred Assets or restructuring of operations permitted by the first sentence of Section 8.1; provided, however, that any such assigning party shall remain obligated for the performance of all its obligations hereunder notwithstanding any such assignment and such transfer or assignment does not circumvent or otherwise defeat any of the rights or benefits of Purchaser under this Agreement.

12.5 Amendment and Waiver.

(a) No failure or delay on the part of Seller or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Seller or Purchaser at law, in equity or otherwise. Seller, Sea Mar Division Charterer and Bareboat Charterer shall be jointly and severally liable for any breach of any representation, warranty or covenant contained herein.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Seller or Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the parties hereto, in the case of an amendment, supplement or modification, and by the party granting the waiver or consent in the case of a waiver or consent, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Seller shall entitle Seller to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, Purchaser agrees that it will not unreasonably withhold its consent to any amendment requested by Seller in connection with any transfer or assignment of Transferred Assets or restructuring of operations permitted by the first sentence of Section 8.1; provided that each of Seller, Sea Mar Division Charterer and Bareboat Charterer shall remain obligated for the performance of all its obligations hereunder notwithstanding any such amendment and such amendment does not circumvent or otherwise defeat any of the rights or benefits of Purchaser under this Agreement.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.8 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE GENERAL MARITIME LAW OF THE UNITED STATES TO THE EXTENT APPLICABLE AND OTHERWISE BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any federal court of the Southern District of Texas or any state court sitting in Harris County, Texas over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that the subject matter hereof may not be enforced in such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

12.10 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

12.11 Entire Agreement. This Agreement, together with the Annexes and Schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Annexes and Schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.12 Further Assurances. The parties hereto shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

12.13 Disclosure. Any matter set forth in any section of the Schedules shall be deemed set forth in all other sections of the Schedules to the extent it is reasonably apparent that such matter is responsive to such other sections of the Schedules whether or not a specific cross-reference appears. The inclusion of any information (including dollar amounts) in any section of the Schedules shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed in such section or is material to or outside the ordinary course of the business of Seller, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, together with the Exhibits and Schedules hereto, is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable law or breach of contract).

12.14 Cooperation. Following execution of this Agreement, Seller, Sea Mar Division Charterer and Bareboat Charterer shall reasonably cooperate with Purchaser and its independent public accountant as and when reasonably requested by Purchaser from time to time to make available financial information of Seller, Sea Mar Division Charterer or Bareboat Charterer and/or the Vessels to the auditors of Purchaser and otherwise reasonably cooperate with Purchaser and its independent public accountant to successfully perform or facilitate its audit and review procedures applicable to the Vessels.

12.15 Limitation of Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution in value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

12.16 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any non-Vessel Transferred Assets or any part thereof shall be upon Seller at all times before the time of the Closing and, with respect to a Vessel, shall be upon Seller at all times before the time and date certified in the protocol of delivery and acceptance executed by Purchaser and Seller for such Vessel.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

SELLER:

NABORS US FINANCE LLC

By:	/s/ BRUCE TATEN
Name:	Bruce Taten
Title:	President

SEA MAR DIVISION CHARTERER:

NABORS WELL SERVICES CO.

By:	/s/ VAN DEWITT
Name:	Van DeWitt
Title:	President, Sea Mar Division

BAREBOAT CHARTERER:

SEA MAR MANAGEMENT LLC

By:	/s/ JOHN I. POWELL
Name:	John I. Powell
Title:	VP Finance

PURCHASER:

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ TODD M. HORNBECK
Name:	Todd M. Hornbeck
Title:	President & CEO

ANNEX I TO THE

ASSET PURCHASE AGREEMENT

Defined Terms

“Acquisition Proposal” has the meaning set forth in Section 8.8 of this Agreement.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Assignment and Assumption of Cape Coral Construction Contract” means an assignment and assumption of the Cape Coral Construction Contract substantially in the form attached hereto as Exhibit A.

“Assignment and Assumption of Charters” means an assignment and assumption of the Time Charters substantially in the form attached hereto as Exhibit B.

“Assignment and Assumption of Management Contract” means an assignment and assumption of the Management Contract substantially in the form attached hereto as Exhibit C.

“Assumed Liabilities” has the meaning set forth in Section 2.3 of this Agreement.

“Bareboat Charter” has the meaning set forth in the recitals to this Agreement.

“Bareboat Charterer” has the meaning set forth in the preamble to this Agreement.

“Base Purchase Price” has the meaning set forth in the recitals to the Agreement.

“Bill of Sale” means (i) with respect to the Vessels other than the Vessel designated the “CAPE SCOTT” a bill of sale in form suitable for recording with the U.S. Coast Guard National Vessel Documentation Center, (ii) with respect to the Vessel designated the “CAPE SCOTT”, a bill of sale in form suitable for recording with Vanuatu, and (iii) with respect to other personal property to be sold to Purchaser hereunder, a bill of sale in a form consistent with this Agreement and reasonably acceptable to Purchaser.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Cape Coral Additional Purchase Price” has the meaning set forth in Section 2.4 of this Agreement.

“Cape Coral Construction Contract” means the Vessel Construction Contract dated March 12, 2007 between VT Halter Marine, Inc. and Nabors Well Service Company and the related Owner’s Corporate Guaranty of Nabors Industries, Inc. dated March 22, 2007.

“Cape Coral P.O.s” has the meaning set forth in Section 3.4 of this Agreement.

“Cape Coral Time Charter” means the Master Time Charter Agreement between Sea Mar Division of Nabors Well Services Co. (successor to Sea Mar Management, Inc.) and Anadarko Petroleum Corporation dated July 14, 1999 and the related Time Charter Work Order for a New Build Vessel dated January 15, 2007 for the M/V CAPE ATLANTIC CLASS (Vessel to be Named).

“Claim” means any action, suit, proceeding, claim, complaint, dispute, arbitration or investigation.

“Class” or “Classification” means, in relation to any Vessel, the class set forth next to the name of that Vessel on Schedule 4.7.

“Classification Society” means, in relation to any Vessel, the classification society set forth next to the name of that Vessel on Schedule 4.7.

“Closing” has the meaning set forth in Section 3.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended, and related rules and regulations promulgated thereunder.

“Confidential Information” means, (a) for purposes of Section 8.4(a), (i) with respect to any of Seller, Sea Mar Division Charterer and Bareboat Charterer, any information concerning the Transferred Assets and the affairs of Seller, Sea Mar Division Charterer or Bareboat Charterer and their respective Affiliates, and (ii) with respect to Purchaser, any information concerning the affairs of Purchaser and its Affiliates, and (b) for purposes of Section 8.4(b), any information concerning the Transferred Assets.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, time charter, management agreement, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound. The Cape Coral Construction Contract is a Contractual Obligation.

“Customers” has the meaning set forth in the recitals to this Agreement.

“Delivery Date” has the meaning set forth in Section 3.2 of this Agreement.

“Disclosing Party” has the meaning set forth in Section 8.4 of this Agreement.

2

“Employment Matters” means matters related to 1) collective bargaining agreements or other obligations with any labor union or organization; 2) pending or overtly threatened actions by any labor union or organization involving any vessel-based employees of Seller, Sea Mar Division Charterer or Bareboat Charterer; 3) pending or threatened strikes, slowdowns or work stoppages involving any vessel-based employees of Seller, Sea Mar Division Charterer or Bareboat Charterer; 4) charges or complaints involving any federal, state or local civil rights enforcement agency or court concerning alleged discriminatory practice or violations of other federal, state or local employment laws, including without limitation the NLRLA, the FMLA, ERISA, OSHA, involving Seller, Sea Mar Division Charterer or Bareboat Charterer and any vessel-based employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests.

“Environmental Laws” means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in Section 4.3 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.3 of this Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” or “knowledge” means, with respect to any party, the actual knowledge of any executive officer (or Person holding a similar position) of such party.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, claim, encumbrance, lien (statutory or other, including maritime liens, inchoate or otherwise) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Management Contract” means the Master Bareboat Charter Agreement dated July 7, 2004 by and between Bareboat Charterer and ATEL Maritime Investors, L.P., as amended.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance or condition that, individually or in the aggregate, would reasonably be expected to be materially

3

adverse to the financial condition, results of operations or prospects of such Person, or to the ability of any party to consummate timely the transactions contemplated under this Agreement.

“Nabors Retained Vessels” has the meaning set forth in the recitals to this Agreement.

“NDIL” has the meaning set forth in the recitals to this Agreement.

“Orders” has the meaning set forth in Section 4.4 of this Agreement.

“Permitted Liens” shall mean Liens for taxes and other governmental charges and assessments that are not yet due and payable or are being contested in good faith, liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, statutory Liens in favor of lessors of property on which Transferred Assets are located, and other statutory Liens (including maritime Liens) arising in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any pension, profit sharing, retirement, deferred compensation, bonus, severance, retention, stock plan or other employee benefit plan, agreement, arrangement or understanding maintained for the benefit of employees.

“Prospective Acquirer” has the meaning set forth in Section 8.11 of this Agreement.

“Purchase Price” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Recipient” has the meaning set forth in Section 8.4 of this Agreement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein. The laws, rules and regulations respecting requirements for the inspection of the Vessels and their documentation by the United States Coast Guard qualifying them to operate as offshore supply vessels with a coastwise trade endorsement in the waters of the United States are specifically understood to be Requirements of Law.

“Sea Mar Division Charterer” has the meaning set forth in the preamble to this Agreement.

4

“Section 2 Citizen” means a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the United States coastwise trade.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Ship Management Agreement” means a ship management agreement substantially in the form attached hereto as Exhibit D, pursuant to which Purchaser will manage four of the Nabors Retained Vessels for a fee of US $500 per day and one of the Nabors Retained Vessels (the “CAPE LOBOS”) at no charge, for a period not to exceed three (3) years and with respect to any Nabors Retained Vessel only for so long as such Nabors Retained Vessel continues to be owned by NDIL or one of its Affiliates.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Third Party Confidentiality Agreement” has the meaning set forth in Section 8.11 of this Agreement.

“Time Charters” means the time charters of the Vessels between Sea Mar Division Charterer and the Customers in effect and active on the Closing Date. To the extent that the Management Contract is assigned at Closing and necessary consents are obtained to the assignment of the time charter of a vessel subject to the Management Contract, or the Cape Coral Construction Contract is assigned at Closing and necessary consents are obtained to the assignment of the Cape Coral Time Charter, such time charter shall also constitute a “Time Charter” which shall be assigned at Closing.

“Transaction Documents” means, collectively, this Agreement, the Bills of Sale, the Ship Management Agreement, the Assignment and Assumption of Charters, the Assignment and Assumption of Management Contract, and the Assignment and Assumption of Cape Coral Construction Contract.

“Transferred Assets” has the meaning set forth in Section 2.1 of this Agreement.

“Unavailable Vessel” has the meaning set forth in Section 2.5 of this Agreement.

5

“Unavailable Vessel Purchase Price” has the meaning set forth in Section 2.5 of this Agreement.

“Vessel Fuel Inventories” has the meaning set forth in Section 2.1(c) of this Agreement.

“Vessel Fuel Inventories Additional Purchase Price” has the meaning set forth in Section 2.4(b) of this Agreement.

“Vessel Permits” has the meaning set forth in Section 2.1(e) of this Agreement.

“Vessels” has the meaning set forth in Section 4.7 of this Agreement.

6